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                       July 6, 2023

       Mary Andrews Carlisle
       Senior Vice President and Chief Financial Officer
       Vulcan Materials Company
       1200 Urban Center Drive
       Birmingham, AL 35242

                                                        Re: Vulcan Materials
Company
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            filed February 24,
2023
                                                            File No. 001-33841

       Dear Mary Andrews Carlisle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation